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                                                                    EXHIBIT 10.2

                               RETENTION AGREEMENT


         This Retention Agreement (this "AGREEMENT") is made and entered into as of the 19th day of September, 1999, by and between Southern Foods Group, L.P., a Delaware limited partnership (the "EMPLOYER"), and Patrick K. Ford (the "EMPLOYEE").

                                    RECITALS

         WHEREAS, Employee is currently serving as the Chief Financial Officer of Employer;

         WHEREAS, Employer has determined that the interest of Employer will be advanced by providing Employee with certain benefits in the event of the termination of Employee's employment with Employer in connection with or following a Change in Control (as hereinafter defined); and

         WHEREAS, Employer believes that such benefits will enable Employer to continue to attract and retain competent and qualified executives, will assure continuity and cooperation of management and will encourage Employee to diligently perform his duties without personal financial concerns, thereby enhancing the value of Employer and insuring a smooth transition in the event of a Change in Control.

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

         1. Employment. Employer hereby employees Employee for the term set forth in Section 3 and Employee hereby accepts the employment, on the terms and conditions hereinafter set forth.

         2. Duties. During the term of this Agreement provided for in Section 3, Employee will continue to have the duties and render financial services to Employer or its successor of an executive and administrative character that are substantially similar to the duties and services which Employee is currently providing to Employer in his capacity as Chief Financial Officer. Employee will devote his best efforts and substantially all of his business time and attention (except for vacation periods or reasonable periods of illness or other incapacity) to the business of Employer and its Affiliates; provided, however, that Employee may devote a reasonable amount of time (consistent with Employee's past practices) to civic, charitable, political and passive investment endeavors. The services to be provided by Employee to Employer and its Affiliates shall be rendered to Employer in Dallas, Texas and Employee shall not be required to relocate from Dallas, Texas during the term of this Agreement.

         3. Retention Period. Although this Agreement is effective as of the date first written above, the term of Employee's employment pursuant to this Agreement shall begin on the date


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which is five (5) days prior to the date on which a Change in Control occurs and shall continue until the first to occur of:

                  (a) The second anniversary of the date of a Change of Control; provided, however, that the term shall be extended automatically for one or more one (1) year periods unless Employer or Employee, not less than sixty (60) days prior to the commencement of any such one (1) year period, notifies the other party in writing that this Agreement shall expire rather than be extended for additional one (1) year periods; or

                  (b) The date on which Agreement is terminated pursuant to
         Section 12 hereof.

If a Change in Control does not occur, the terms and conditions relating to Employee's employment under this Agreement shall be of no force or effect.

         4. Salary and Other Compensation. As compensation for the services to be rendered by Employee to Employer pursuant to this Agreement and as consideration for Employee's obligations under Sections 6 through 10 hereof, Employee shall be paid the following compensation and other benefits:

                  (a) Salary. Employer shall pay Employee an annual salary of not less than the annual salary which Employee was being paid by Employer immediately prior to the Change in Control (the "BASE SALARY").

                  (b) Annual Bonus. Employer shall pay Employee an annual bonus (each, an "ANNUAL BONUS") with respect to each Fiscal Year (as defined in Section 5) during the term of Employee's employment of such amount as may be from time to time be determined by Employer, but in no event less than the amount of the annual bonus received by Employee from Employer for the Fiscal Year ended December 31, 1998. The Annual Bonus shall be prorated for any portion of a Fiscal Year that this Agreement is in effect which is less than twelve (12) months, based on the number of months during such Fiscal Year that this Agreement is in effect.

                  (c) Disability. Should Employee become disabled, which for purposes of this Section 4(c) means Employee's inability because of any physical or emotional illness to perform Employee's assigned duties under this Agreement more than 30 hours per week, Employee's Base Salary shall nevertheless be paid at its full rate prior to the Employee's termination pursuant to Section 12(b); provided, however, that if Employee receives any periodic payments representing lost compensation under any health, disability, or accident insurance policy or under any salary continuation insurance policy, the premiums for which have been paid by Employer or paid for by Employee but reimbursed by Employer, the amount of salary that Employee will be entitled to receive from Employer during the disability shall be decreased by the gross amount of such payments (before any withholding for taxes).



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                  (d) Employee Benefit Plans. Employee shall be eligible to
         participate, to the extent Employee may be eligible, in any profit sharing, retirement, insurance, health coverage or other employee benefit plan maintained by Employer.

                  (e) Fringe Benefits. Except as provided otherwise in this Agreement, Employee shall be entitled to the fringe benefits available to the other employees of Employer, as such benefits may be revised from time to time.

                  (f) Vacations and Leave. Employee shall be entitled to the same vacation and leave time as the other executive officers of Employer.

         5. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                  (a) "AFFILIATE" with respect to any person or entity means any person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity.

                  (b) "CHANGE IN CONTROL" means (I) the redemption by Employer or the transfer or sale to DFA of all or substantially all of Pete Schenkel's limited partnership interest in Employer (but only if such redemption or transfer or sale is in connection with any of the events described in clauses (iii), (iv) or (v) of this definition), (ii) the transfer or sale to an Outside Party of all or substantially all of Pete Schenkel's limited partnership interest in Employer; (iii) the transfer or sale to an Outside Party of 50% or more of the limited partnership interests in Employer; (iv) the merger, consolidation or other combination of Employer with one or more unaffiliated partnerships, corporations or other entities, in which Employer is not the surviving entity (or survives only as a subsidiary of another entity); or (v) the transfer, sale, assignment or other disposition of all or substantially all of the assets of Employer to an Outside Party.

                  (c) "CONFIDENTIAL CUSTOMER INFORMATION" means any technical or accounting data or proprietary information or confidential business information of any of Employer's customers.

                  (d) "CONFIDENTIAL INFORMATION" means any data or information and documentation, other than Trade Secrets, that is valuable to Employer and not generally known to the public. To the fullest extent consistent with the foregoing and otherwise lawful, Confidential Information shall include, without limitation, Employer's marketing techniques, pricing information, business plans and opportunities, bids in process or under consideration (regardless of whether Employer has entered into any agreement, made any commitment, or issued any bid or offer), financial statements and projections, specialized customer information concerning unique or novel marketing habits, customer or client lists, personnel information, information relating to negotiations with customers or prospective customers, proprietary software, databases, programming or data transmission methods, or copyrighted materials (including without limitation, brochures, layouts,


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         letters, artwork, copying, photographs or illustrations) and the special products and services Employer may offer or provide to its customers from time to time. It is expressly understood that the foregoing list shall be illustrative only and is not intended to be an exclusive or exhaustive list of "Confidential Information."

                  (e) "DFA" means Dairy Farmers of America, Inc., a Kansas cooperative marketing association.

                  (f) "FISCAL YEAR" shall mean Employer's fiscal year for accounting and tax purposes, and shall include any fiscal year that is shorter or longer than twelve (12) months due to a change in the date Employer's fiscal year ends.

                  (g) "GOOD REASON" means any of the following events occurring, without Employee's prior written consent specifically referring to this
         Agreement:

                      (i) Any reduction in the amount of Employee's compensation or benefits provided for in Section 4;

                      (ii) The removal of Employee from the position held by him immediately prior to the Change in Control;

                      (iii) Any other significant reduction in the nature or
                  status of Employee's duties or responsibilities for Employer;

                      (iv) Transfer of Employee's principal place of employment
                  to a location other than Dallas, Texas;

                      (v) Failure by Employer to obtain the assumption agreement referred to in Section 19 of this Agreement prior to the effectiveness of any Transfer (as defined in Section 19); or

                      (vi) Any other material breach by Employer of the terms
                  and conditions of this Agreement which is not cured within 30 days after written notice thereof from Employee.

                  (h) "OUTSIDE PARTY" means any entity or person other than Pete Schenkel or DFA or any entity or person that directly or indirectly controls, is controlled by or is under common control with, either Pete Schenkel or DFA.

                  (i) "TRADE SECRETS" means any scientific or technical information, formula, design, process, procedure or improvement that is valuable to Employer and not generally known to the competitors of Employer. To the fullest extent consistent with the foregoing and otherwise lawful, Trade Secrets shall include, without limitations, all information and documentation pertaining to the invention, development, nature, design and specifications


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         of and the production, application and processing techniques and procedures relating to Employer's present and future products and processes.

         6. Employer Property. With respect to any and all Trade Secrets, Confidential Information and other processes, formulae, inventions and works made or conceived by Employee during his employment, whether (a) solely or jointly with any other person, firm, organization or employee, (b) during or after his regular hours of employment, or (c) with or without the use of Employer's facilities, materials or personnel:

                      (i) Employee will disclose promptly to Employer all such
                  Trade Secrets, Confidential Information and other processes, formulae, inventions and works.

                      (ii) Employee will execute and promptly deliver to
                  Employer such written instruments, and, upon the request of Employer, do such other acts, as may be required to patent, copyright or otherwise protect such Trade Secrets, Confidential Information and other processes, formulae, inventions and works, and any documentation or other materials pertaining thereto, and to vest all rights, title and interest therein in Employer. All such Trade Secrets, Confidential Information and other processes, formulae, inventions and works, together with any documentation or other materials pertaining thereto, shall be considered work made for hire and prepared by Employee as an employee within the scope of his employment by Employer.

                      (iii) Employer shall have the perpetual and unlimited
                  right, without cost, to make, use and sell, in whole or in part, any of such Trade Secrets, Confidential Information or other processes, formulae, inventions or works, and to make, use and sell any and all products, processes and services derived from any of such Trade Secrets, Confidential Information or other processes, formulae, inventions or works.

         7. Confidentiality. Except as required by law, during the term of employment by Employer and thereafter, Employee shall not, without the prior written consent of Employer, directly or indirectly use, disclose or disseminate to any other person, firm, organization or employee, or otherwise employ any Trade Secrets, Confidential Information or Confidential Customer Information. This obligation shall not apply to any Trade Secrets or Confidential Information
(a) that shall have become generally known to competitors of Employer (in the case of Trade Secrets) or to the public (in the case of Confidential Information) through no act or omission of Employee, or (b) that shall have been disclosed to Employee by a person or entity unaffiliated with Employer that has legitimate possession thereof in its entirety, and possesses the unrestricted right to make such disclosure. Employee acknowledges that Employer may be bound by contract with Employer's customers not to disclose any Confidential Customer Information. Accordingly, Employee agrees to indemnify and hold Employer harmless from and against any claim for damages, including attorneys' fees and court costs, brought by Employer's customers or any other interested party, and against any other claim based on contract, tort or common law


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indemnity arising out of his unauthorized disclosure of Confidential Customer
Information in violation of this Section 7.

         8. Return of Material to Employer. Employee will deliver to Employer, upon termination of Employee's employment with Employer and at any other time upon Employer's request, all memoranda, notes, records, drawings or other documentation, whether made or compiled by him alone or with others or made available to him while employed by Employer, pertaining to Confidential Customer Information, Trade Secrets, Confidential Information or other inventions and works of Employer, and all Confidential Customer Information, Trade Secrets, Confidential Information and other inventions and works of Employer in his possession.

         9. Noncompetition. During Employee's employment by Employer and for a period of two (2) years after Employee's termination of employment with Employer, Employee shall not, directly or indirectly, either individually or jointly or on behalf of or in concert with any other person or entity, as a proprietor, partner, shareholder, member, director, officer, employee, agent, consultant or through any other kind of ownership (other than ownership of less than five percent (5%) of any class of outstanding securities of any company listed on any national securities exchange or traded in the over-the-counter market) or in any other representative or individual capacity (a) engage in any business or render any services to any business that is in competition with the business of Employer in Texas, Louisiana, Oklahoma or Arkansas (the "RESTRICTIVE AREA") so long as Employer continues to conduct business in the Restrictive Area during such two (2) year period, (b) engage in any business which calls upon, solicits, diverts, or takes away any customer or customers of Employer in the Restrictive Area for the purpose of selling or attempting to sell to any of such customers any products similar to any products theretofore sold or provided to any of such customers by Employer so long as Employer continues to conduct business in the Restrictive Area during such two (2) year period, (c) solicit any present or future employee of Employer, or discuss with any such employee termination or resignation from employment with Employer, so that such employee may accept employment with, or engagement as a partner, investor, shareholder or consultant with, Employee, directly or indirectly as specified above, or (d) otherwise interfere with, disrupt or attempt to disrupt relationships, contractual or otherwise, between Employer and any of its lenders, customers, employees or suppliers.

         10. Notice of Employment. So long as Employee is subject to the Noncompetition provisions of Section 9, Employee shall notify Employer in writing, within five (5) days after accepting employment with any other person, firm or organization of the name and address of such employer and his employment capacity with such employer.

         11. Injunctive Relief. The parties recognize that irreparable damage will result to Employer from any violation of this Agreement by Employee. The parties expressly agree that, in addition to any and all other remedies available to Employer for any such violation, Employer shall have the remedies of restraining order and injunction, and any such other equitable relief as may be declared or issued by a court to enforce the provisions of Sections 6 through 10 above, without posting any bond that might be required, and Employee agrees not to claim in any such equitable proceedings that a remedy at law is available to Employer. The existence of any claim


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or cause of action by Employee against Employer, whether predicated on this
Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any provision hereof. Notwithstanding anything contained herein to the contrary, and if and only if a provision of this type contained in this
Section is enforceable in the jurisdiction in question, if any one or more of the provisions contained in Sections 6 through 10 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the extent compatible with the applicable law in such jurisdiction as it shall then appear. Employee agrees to reimburse Employer for any and all expenses incurred, including attorneys' fees, expenses, court costs and settlement costs, in connection with the enforcement of its rights and Employee's obligations under this Agreement.

         12. Termination. Employment of Employee under this Agreement may be terminated for any of the following reasons:

                  (a) By Employee's voluntary resignation after giving at least 60 days' written notice.

                  (b) By Employer With Cause. For purposes of this Agreement "WITH CAUSE" shall mean:

                      (i) Employee's becoming Totally Disabled. For the purposes of this Agreement, Employee will be "TOTALLY DISABLED" if he is "totally disabled" as defined in and for the period necessary to qualify for benefits under any long-term disability income insurance policy then in effect that is applicable to executive employees of Employer;

                      (ii) the dissolution and liquidation of Employer, other
                  than as part of a reorganization, merger, consolidation or sale of all or substantially all of the assets of Employer whereby Employer's business is continued;

                      (iii) a conviction of or a plea of guilty or nolo
                  contendere by Employee to a felony involving fraud, embezzlement, theft, or dishonesty or other criminal conduct;

                      (iv) habitual neglect of Employee's duties or failure by
                  Employee to perform or observe any substantial obligation of such employment that is not remedied within thirty (30) days after written notice thereof from Employer; or

                      (v) any material breach by Employee of this Agreement
                  which is not cured within thirty (30) days after written notice thereof from Employer.

                  (c) By Employer Without Cause. For purposes of this Agreement, "WITHOUT CAUSE" shall mean Employee's termination by Employer for any reason other than (i) those set forth in clauses (a) and (b) of this
         Section 12, or (ii) the termination of this Agreement due to the expiration of the term set forth in Section 3(a).


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                  (d)  By Employee for Good Reason.

In the event of termination of this Agreement other than for death, Employee shall resign from all positions held in Employer, including without limitation any position as a director, officer, agent, trustee or consultant of Employer or any Affiliate of Employer. The termination of the employment of Employee shall not terminate or otherwise affect Employer's or Employee's respective obligations under Sections 6 through 15 of this Agreement.

         13.      Severance Benefits.

                  (a) Voluntary Resignation or Death. In the event this Agreement is terminated due to Employee's voluntary resignation or death, Employee shall not be entitled to any severance benefits whatsoever.

                  (b) Termination With Cause. In the event this Agreement is terminated With Cause, Employee shall be entitled to (I) his full Base Salary through his date of termination (ii) any benefits or awards which pursuant to the terms of any compensation or benefit plan have been earned or become payable as of Employee's date of termination, but which have not yet been paid to Employee, and (iii) the amount due to Employee for any expenses for which Employee shall not yet have been reimbursed by Employer as of Employee's date of termination. Except as otherwise provided for in the immediately preceding sentence, Employee shall not be entitled to further compensation as of the date of termination of this Agreement With Cause (specifically including, but not limited to, any unearned bonuses). Any termination of this Agreement With Cause shall be without prejudice to any right or remedy to which Employee may be entitled either at law, in equity or under this Agreement.

                  (c) Termination Without Cause, for Good Reason or Upon Expiration of Agreement. In the event this Agreement is terminated (I) by Employer Without Cause, or (ii) by Employee for Good Reason or (iii) by Employer by notifying Employee pursuant to Section 3(a) that Employer elects to have the term of this Agreement expire, Employee shall be entitled to receive the following payments and other benefits:

                      (A) A cash payment in an amount equal to two (2) times the sum of the Base Salary and Annual Bonus then in effect for Employee determined in accordance with Section 3(a) which amount shall be paid by Employer in accordance with Section 13(e);

                      (B) a cash payment in an amount equal to Employee's
                  unvested account balance under Employer's 401(k) plan; and

                      (C) Employee and his eligible dependents shall be entitled for a period of two (2) years following his date of termination of employment to continued coverage, on the same basis as similarly situated active employees, under Employer's group health, dental, long-term disability and life insurance plans as


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                  in effect from time to time (but not any other welfare benefit plans or any retirement plans); provided that coverage under any particular benefits plan shall expire with respect to the period after Employee becomes covered under another employer's plan providing for a similar type of benefit. In the event Employer is unable to provide such coverage on account of any limitations under the terms of any applicable contract with an insurance carrier or third party administrator, Employer shall pay Employee an amount equal to the cost of such coverage. The medical coverage provided under this clause (c) shall precede any period of coverage for which Employee or any qualified beneficiary (as such term is defined in Section 4980B(g)(1) of the Code) is entitled under the "COBRA" rules of Section 601 et seq. of ERISA and Section 4980B of the Code, consistent with the principles of Section 4980B(f)(8) of the Code.

                      (d) No Duplication; Other Severance Pay. There shall be no duplication of severance benefits in any manner. In this regard, Employee shall not be entitled to the benefits provided under this Section 13 for more than one position with Employer and its Affiliates. If Employee is entitled to any notice or payment in lieu of any notice of termination of employment required by federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the severance benefits to which Employee would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment, in lieu of notice. If Employee is entitled to any severance or termination payments under any employment or other agreement with Employer or any of its Affiliates, the severance compensation to which Employee would otherwise be entitled under this Agreement shall be reduced by the amount of such payment. Except as set forth above, the foregoing payments and benefits shall be in addition to and not in lieu of any payments or benefits to which Employee and his dependents may otherwise be entitled under Employer's compensation and employee benefit plans. Nothing herein shall be deemed to restrict the right of Employer to amend or terminate any such plan in a manner generally applicable to similarly situated active employees of Employer and its Affiliates, in which event Employee shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active executives of Employer and its Affiliates.

                      (e) Mutual Release. The payments to be made to Employee
                  pursuant to Section 13(c) shall be conditioned upon the execution by Employee and Employer of a valid mutual release to be prepared by Employer pursuant to which Employee and Employer shall each mutually release each other, to the maximum extent permitted by law, from any and all claims either party may have against the other that relate to or arise out of the employment or termination of employment of Employee, except such claims arising under this Agreement, any employee benefit plan, or any other written plan or agreement (a "MUTUAL RELEASE"). The payments to be made to Employee pursuant to Section 13(c) shall commence within ten (10) days following receipt by Employer of a Mutual Release which is properly executed by Employee; provided, however, that in the event applicable law allows


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                  Employee to revoke the Mutual Release for a period of time, and the Mutual Release is not revoked during such period, the payments shall be paid to Employee following the expiration of such period.

         14. Excise Taxes.

                  (a) Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it is determined that any payment or distribution (a "PAYMENT") by Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 14) including, without limitation, vesting of options, would be subject to the excise tax imposed by Section 4999 of the Code, or if any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "EXCISE TAX"), then Employee shall be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount sufficient to pay all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment.

                  (b) Calculation of Gross-Up Payment. Subject to the provisions of paragraph (c) of this Section 14, all determinations required to be made under this Section 14, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by a certified public accounting firm selected by Employer and reasonably acceptable to Employee (the "ACCOUNTING FIRM"), which shall be retained to provide detailed supporting calculations both to Employer and Employee. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employee shall have the right to appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be paid solely by Employer. Any Gross-Up Payment, as determined pursuant to this Section 14, shall be paid by Employer to Employee within five (5) days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Employer and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made will not have been made by Employer ("UNDERPAYMENT"), consistent with the calculations required to be made hereunder. If Employer exhausts its remedies pursuant to paragraph (c) of this Section 14 and Employee thereafter is required to pay an Excise Tax in an amount that exceeds the Gross-Up Payment received by Employee the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee.



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                  (c) Contested Taxes. Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would result in an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid or appealed. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

                      (i) give Employer any information reasonably requested by
                  Employer relating to such claim;

                      (ii) take such action in connection with contesting such
                  claims as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer;

                      (iii) cooperate with Employer in good faith in order to
                  effectively contest such claim; and

                      (iv) permit Employer to participate in any proceedings
                  relating to such claim;

         provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to the amount of the Gross-Up Payment, and Employee shall be


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entitled to settle or contest, as the case may be, any other issue raised by the
Internal Revenue Service or any other taxing authority.

                  (d) Refunds. If, after the receipt by Employee of an amount advanced by Employer pursuant to this Section 14, Employee becomes entitled to receive any refund with respect to such claim, Employee shall promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

         15. Waiver. A party's failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

         16. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF TEXAS EXCEPT TO THE EXTENT PREEMPTED BY ERISA OR OTHER FEDERAL LAWS, AS APPLICABLE.

         17. Severability. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

         18. Notice. Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to such party at the address hereinafter set forth following such party's signature, or at such other address or addresses as either party may hereafter designate in writing to the other.

         19. Assignment. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights, benefits and obligations of Employee under this Agreement are personal in nature and may not be assigned without the prior written consent of Employer. In the event of the transfer, sale, assignment or other disposition (collectively, a "TRANSFER") of all or substantially all of the assets of Employer to any entity or person (whether direct or indirect, by purchase, merger, consolidation or otherwise), Employer shall cause such entity or person, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform all of Employer's obligations and liabilities under this Agreement.

         20. Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the parties.

         21. Entire Agreement. This Agreement contains the entire agreement and understanding by and between the parties to the employment of Employee, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of Employee by Employer not contained herein shall be of any force or effect.

         22. Nondisclosure of Agreement. Employee agrees at all times during his employment by Employer not to disclose or discuss in any manner (whether to individuals or outside Employer) the existence or terms of this Agreement without the prior written consent of Employer, except to the extent required by law.

         23. Tax Withholding. All payments to Employee under this Agreement will be subject to the withholding of all applicable employment and income taxes.

         24. References and Headings. In construing this Agreement, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

         IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement as of the day and year first above written.

                                   SOUTHERN FOODS GROUP, L.P.

                                   By:   SFG Management Limited Liability
                                         Company, sole general partner


                                         By:  /s/ Pete Schenkel
                                              ----------------------------------
                                              Pete Schenkel, President and
                                              Chief Executive Officer

                                              Address for Notice Purposes:
                                              3114 South Haskell
                                              Dallas, Texas 75223


                                   EMPLOYEE


                                   /s/ Patrick K. Ford
                                   ---------------------------------------
                                   Patrick K. Ford

                                   Address for Notice Purposes:
                                   3114 South Haskell
                                   Dallas, Texas 75223



                                      -13-